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MINNESOTA LIFE                                                      ENDORSEMENT
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This endorsement, when attached to the contract, modifies certain contract provisions so as to change the contract to a Single Payment Immediate Annuity.

Notwithstanding any provisions of this contract to the contrary, a participant may request that the purchase payment be applied to provide for immediate annuity payments to begin within sixty days of the purchase payment. In that event neither an administrative charge nor any reduction in the accumulation value will be made. The greater of the then current immediate annuity purchase rates offered by Minnesota Life or the guaranteed purchase rates as shown in the contract will be used to determine the monthly annuity payments.


/s/ Dennis E. Prohofsky                                   /s/ Robert L. Senkler
Secretary                                                        President



MHC-82-9032                                     Minnesota Life Insurance Company